Exhibit 4.7

FIFTH SUPPLEMENTAL INDENTURE, dated as of July 8, 2015, among CELANESE US HOLDINGS LLC, a Delaware limited liability company (the "Issuer"), CELANESE SALES U.S. LTD., a Texas limited partnership (the "Additional Guarantor"), and WELLS FARGO BANK, NATIONAL ASSOCIATION, as trustee (the "Trustee").

RECITALS

WHEREAS, the Issuer and the Trustee entered into an Indenture, dated as of May 6, 2011 (the "Base Indenture") pursuant to which debentures, notes or other debt instruments of the Issuer ("Securities") may be issued in one or more series from time to time;

WHEREAS, pursuant to the First Supplemental Indenture, dated as of May 6, 2011 (the "First Supplemental Indenture"), among the Issuer, the guarantors party thereto (the "Original Guarantors"), and the Trustee, the Issuer issued a series of Securities designated as its 5.875% Senior Unsecured Notes due 2021 in the aggregate principal amount of $400,000,000 (the "5.875% Notes");

WHEREAS, pursuant to the Second Supplemental Indenture dated as of November 13, 2012 (the "Second Supplemental Indenture"), among the Issuer, the Original Guarantors, and the Trustee, the Issuer issued a series of Securities designated as its 4.625% Senior Unsecured Notes due 2022 in the aggregate principal amount of $500,000,000 (the "4.625% Notes");

WHEREAS, pursuant to the Third Supplemental Indenture dated as of September 24, 2014 (the "Third Supplemental Indenture"), among the Issuer, the Original Guarantors, and the Trustee, the Issuer issued a series of Securities designated as its 3.25% Senior Unsecured Notes due 2019 in the aggregate principal amount of €300,000,000 (the "3.25% Notes" and, together with the 5.875% Notes and the 4.625% Notes, the "Senior Notes");

WHEREAS, pursuant to the Fourth Supplemental Indenture dated as of December 1, 2014 (the "Fourth Supplemental Indenture" and, together with the First Supplemental Indenture, the Second Supplemental Indenture and the Third Supplemental Indenture, the "Supplemental Indentures")(the Base Indenture and the Supplemental Indentures herein collectively called the "Indenture"), among the Issuer, Celanese U.S. Sales LLC, a Delaware limited liability company (the "New Guarantor" and, together with the Original Guarantors, the "Existing Guarantors"), the New Guarantor agreed to unconditionally guarantee all of the Issuer's obligations under the Senior Notes;

WHEREAS, pursuant to Section 4.7 of the Supplemental Indentures, any Restricted Subsidiary that the Company organizes or acquires that is also a Subsidiary Guarantor under the Credit Agreement (as defined in the Indenture) is required to guarantee the Senior Notes for all purposes under the Indenture;

WHEREAS, pursuant to the Indenture, in order for any such Restricted Subsidiary to be bound by those terms applicable to a Guarantor under the Indenture, such Restricted Subsidiary must execute and deliver a supplemental indenture pursuant to which such Additional Guarantor shall unconditionally guarantee all of the Issuer's obligations under the Senior Notes on the terms set forth in the Indenture;

WHEREAS, the execution of this Fifth Supplemental Indenture has been duly authorized by the Sole Member of the Issuer and the partners of the Additional Guarantor and all things necessary to make this Fifth Supplemental Indenture a valid, binding and legal instrument according to its terms have been done and performed;

NOW THEREFORE, THIS FIFTH SUPPLEMENTAL INDENTURE WITNESSETH:

For and in consideration of the premises, the Issuer, the Additional Guarantor and the Trustee mutually covenant and agree, for the equal and proportionate benefit of the Holders of the Senior Notes as follows:

ARTICLE ONE

ADDITIONAL GUARANTOR

Section 1.1 As of date hereof, and in accordance with Section 4.7 of the Supplemental Indentures, the Additional Guarantor hereby unconditionally guarantees all of the Issuer's obligations under the Senior Notes on the terms set forth in the Indenture, as it relates to the 5.875% Notes, the 4.625% Notes and the 3.250% Notes, including Article Six of the Supplemental Indentures.

Section 1.2 The Trustee is hereby authorized and directed to attach the Notation of Subsidiary Guarantee to the Global Notes.

ARTICLE II

MISCELLANEOUS PROVISIONS

Section 2.1 This Fifth Supplemental Indenture constitutes a supplement to the Indenture. The Indenture, the First Supplemental Indenture, the Second Supplemental Indenture, the Third Supplemental Indenture, the Fourth Supplemental Indenture and this Fifth Supplemental Indenture, by and among the Company, the guarantors thereto and the Trustee, shall be read together and shall have the effect so far as practicable as though all of the provisions thereof and hereof are contained in one instrument.

Section 2.2 The parties may sign any number of copies of this Fifth Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement.

Section 2.3 In case any one or more of the provisions contained in this Fifth Supplemental Indenture or the Senior Notes shall for any reason be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provisions in this Fifth Supplemental Indenture or the Senior Notes.

Section 2.4 The article and section headings herein are for convenience only and shall not affect the construction hereof.

Section 2.5 Any capitalized term used in this Fifth Supplemental Indenture that is defined in the Indenture and not defined herein shall have the meaning specified in the Indenture, unless the context shall otherwise require.

Section 2.6 All covenants and agreements in this Fifth Supplemental Indenture by the Issuer and the Additional Guarantor shall bind each of their successors and assigns, whether so expressed or not. All agreements of the Trustee in this Fifth Supplemental Indenture shall bind its successors and assigns.

Section 2.7 The laws of the State of New York shall govern this Fifth Supplemental Indenture, the Securities of each Series and the Guarantees.

Section 2.8 Except as amended by this Fifth Supplemental Indenture, the terms and provisions of the Indenture shall remain in full force and effect.

Section 2.9 This Fifth Supplemental Indenture may not be used to interpret another indenture, loan or debt agreement of the Issuer or a Subsidiary. Any such indenture, loan or debt agreement may not be used to interpret this Fifth Supplemental Indenture.

Section 2.10 The Trustee accepts the modifications of the trust effected by this Fifth Supplemental Indenture, but only upon the terms and conditions set forth in the Indenture. Without limiting the generality of the foregoing, the Trustee assumes no responsibility for the correctness of the recitals herein contained which shall be taken as statements of the Issuer and the Additional Guarantor, and the Trustee shall not be responsible or accountable in any way whatsoever for or with respect to the validity or execution or sufficiency of this Fifth Supplemental Indenture, and the Trustee makes no representation with respect thereto.

IN WITNESS WHEREOF, the parties hereto have caused this Fifth Supplemental Indenture to be duly executed as of the date first above written.

CELANESE US HOLDING LLC

By:	/s/ CHRISTOPHER W. JENSEN
Name: Christopher W. Jensen
Title: President

CELANESE SALES U.S. LTD.

By:	Celanese International Corporation,
General Partner

	By:	/s/ CHRISTOPHER W. JENSEN
Name: Christopher W. Jensen
Title: Senior Vice President, Finance

[Signature Page - Fifth Supplemental Indenture]

WELLS FARGO BANK, NATIONAL
ASSOCIATION, TRUSTEE

By:	/s/ JOHN C. STOHLMANN
Name: John C. Stohlmann
Title: Vice President

[Signature Page - Fifth Supplemental Indenture]